Exhibit 99.1

Inergy Declares Two-for-One Split of Limited Partnership Units

Kansas City, MO (December 10, 2003) – The Board of Directors of Inergy GP, LLC, managing general partner of Inergy, L.P. (Nasdaq: NRGY), announced today a two-for-one split of its outstanding limited partnership units. The unit split will entitle unitholders of record at the close of business on January 2, 2004, to receive one additional limited partnership unit for each limited partnership unit held. Certificates for the additional partnership units will be issued and mailed on or about January 12, 2004.

“The two-for-one unit split is a result of our successful financial performance and reflects our confidence in Inergy’s future growth prospects,” said CEO John Sherman. “Our common units have more than doubled in value since our initial public offering, and we believe this unit split makes them more accessible to our broad group of investors.”

Inergy, L.P. - headquartered in Kansas City, Missouri - is among the fastest growing Master Limited Partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves nearly 240,000 retail customers from 133 customer service centers throughout the eastern half of the United States. The company also operates a growing supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in 35 states and Canada.

This news release contains forward-looking statements, which are statements that are not historical in nature. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements, are weather conditions that vary significantly from historically normal conditions; our success in hedging our positions; the general level of petroleum product demand, and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; our ability to generate available cash for distribution to unitholders; the costs and effects of legal and administrative proceedings against us or which may be brought against us; and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

Corporate news, unit prices and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s web site, www.InergyPropane.com. For more information contact Inergy’s Investor Relations department at 816-842-8181 or investorrelations@inergyservices.com.